Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Triangle Capital Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Triangle Capital Corporation (the “Company”) as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this Registration Statement (Form N-2), and have expressed an unqualified opinion herein dated February 22, 2017. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company for the years ended December 31, 2013 and 2012 (which are not included in the Registration Statement), and have expressed unqualified opinions on those financial statements. The senior securities table included elsewhere in this Registration Statement (Form N-2) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

Raleigh, North Carolina
April 6, 2017